EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT*

 Catalina Industries, Inc. (formerly Dana Lighting, Inc.), a Florida corporation
             Catalina Real Estate Trust, Inc., a Florida corporation
               Catalina Merchandising, Inc., a Florida corporation
                    Catalina Realty Trust, a Hong Kong Trust
             Catalina Realty Hong Kong Limited, a Hong Kong company
                 Catalina Industrial, Ltd., a Hong Kong company
           Catalina Lighting Canada (1992), Inc., a Quebec corporation
                Trade World Industrial, Ltd., a Hong Kong company
                   Angel Station, Inc., a Florida corporation
                 Go-Gro Industries Limited, a Hong Kong company
                     Lamp Depot Limited, a Hong Kong company
                   Meridian Lamps, Inc., a Florida corporation
             Meridian Lamps Development, Inc., a Florida corporation
                     Catalina Asia, a Hong Kong partnership
                       Audiopro Ltd., a Hong Kong company
          Catalina Lighting Mexico, S.A. de C.V., a Mexican corporation
               Golda Metal Industries Limited, a Hong Kong company
       Shenzhen Jiadianbao Electrical Products Company, Limited ("SJE"),
           a cooperative joint venture organized under the laws of the
                           People's Republic of China

* All subsidiaries, except for Golda Metal Industries which is 50% owned and the SJE joint venture which is 100% owned as to production and 70% owned as to real estate, are wholly-owned by the registrant.